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CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Washington Mutual, Inc. on Form S-4 of our report dated January 15, 1998, except as to Note 2 of Notes to Consolidated Financial Statements, which is as of February 13, 1998, and Note 19 of Notes to Consolidated Financial Statements, which is as of March 16, 1998, relating to the consolidated statements of operations, stockholders' equity and cash flows of H.F. Ahmanson & Company and subsidiaries for the year ended December 31, 1997, which report appears in the December 31, 1999, annual report on Form 10-K of Washington Mutual, Inc. and to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/ KPMG LLP


November 8, 2000

Los Angeles, California